Exhibit 8.1

March 12, 2018

PBF Logistics LP

PBF Logistics Finance Corporation

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Logistics LP, a Delaware limited partnership (the “Company”) and PBF Logistics Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to each of the entities listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Issuers of up to $175,000,000 aggregate principal amount of 6.875% Senior Notes due 2023 (the “New Notes”) in exchange (the “Exchange Offer”) for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 6.875% Senior Notes due 2023 that were issued on October 6, 2017 (the “Old Notes”), and the guarantees of the Guarantors with respect to the New Notes and the Old Notes. The New Notes will be issued under an Indenture dated as of May 12, 2015 (as amended to the date hereof, the “Indenture”) among the Issuers, each of the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture and the Amended and Restated Guaranty of Collection, dated as of October 6, 2017, by PBF Energy Company LLC to and in favor of the Issuers, each of which has been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the Registration Statement, including the exhibits thereto,

and upon such other documents, information and materials as we have deemed necessary or appropriate. In rendering our opinion, we have assumed the Exchange Offer and any other transactions described in or contemplated by the Registration Statement have been or will be consummated consistent with the description of such transactions in the Registration Statement and in accordance with the operative documents relating to those transactions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, and in reliance upon the assumptions described above, we hereby confirm our opinion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences.”

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences. Our opinion is limited to legal rather than factual matters, and has no official status or binding effect of any kind. In rendering our opinion, we have considered sections of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and judicial opinions and administrative guidance, all as in effect on the date hereof. These may be subject to change, and such change may be retroactively effective. A change in the authorities upon which our opinion is based, the issuance of new authority, or the inaccuracy of any of the statements made to us, or assumptions stated herein or upon which we have otherwise relied, could affect our opinion. We undertake no obligation to update our opinion to reflect any such changes or inaccuracies. The opinion expressed herein represents our view as to the interpretation of existing law and is not binding on the Internal Revenue Service or any court. There can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purposes.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

SCHEDULE I

Entity	State of Formation
Delaware City Logistics Company LLC	Delaware
Delaware City Terminaling Company LLC	Delaware
Delaware Pipeline Company LLC	Delaware
Paulsboro Natural Gas Pipeline Company LLC	Delaware
PBF Logistics Products Terminals LLC	Delaware
PBFX Operating Company LLC	Delaware
Torrance Valley Pipeline Company LLC	Delaware
PBF Energy Company LLC	Delaware
Toledo Terminaling Company LLC	Delaware